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Aspen’s Chris O’Kane Talks Endurance Proposal, Alternative Capital and Reinsurance with PC360

PROPERTYCASUALTY360.COM

BY PHIL GUSMAN

July 7, 2014

Early last week and late the week before, Aspen Insurance Holdings sent a pair of letters to its shareholders asking them to reject overtures from Endurance Specialty Holdings.

The letters, signed by Chairman Glyn Jones and CEO Chris O’Kane, came shortly after a letter Endurance sent to Aspen’s shareholders asking them to support two proposals that would pave the way for a vote on Endurance’s bid for Aspen.

Aspen’s letters essentially restate the arguments the board and CEO have made in the past: that Endurance’s offer is not what it seems, that the two companies are not a good fit and that Aspen is executing on a plan that will deliver superior value for shareholders. It further asks shareholders to sign and date blue revocation cards, signifying their opposition to Endurance’s proposals.

Speaking to PC360 in a wide-ranging interview, O’Kane articulated Aspen’s reasons for opposing the Endurance bid, stating that, among other reasons stated by Aspen, given Endurance’s level of reserve releases, Aspen does not believe the company’s book of business is very profitable.

He also expressed concern about Endurance’s concentration of risk in the U.S. crop business. “I don’t think U.S. crop insurance is inherently a bad business,” he explains. “It’s had a tough time the last few years, but that doesn’t mean it always will.”

But he adds, “Diversifying risk is good. Thirty-four percent of your business in one homogenous peril is dangerous.”

O’Kane also believes Endurance is “simply very optimistic” with its loss picks on its specialty casualty business. “The way to think about that business is to hope that it’s going to run well, but until it’s absolutely demonstrable, to reserve it in a way that it probably won’t,” he says, a strategy he does not believe Endurance is pursuing.

For its part, asked for a response, Endurance indicated its results over time reflect the quality of its underwriting and strength of its reserves. The company added it has a history of favorable reserve releases – 77% of which were from short-tail lines in 2013.

Regarding its concentration of business, Endurance suggested its crop-insurance subsidiary, ARMtech, accounted for 26% of trailing 12-month net-premium written as of the end of Q1 2014, rather than 34%. The company also said its portfolio in that line is well diversified by geography and crop.

And finally, Endurance contended its casualty loss picks, based on historical performance, have been conservative rather than aggressive, indicating 74% of its casualty and professional line insurance and reinsurance reserves are IBNR.

In its letter to Aspen shareholders, and in general comments on its bid for Aspen, Endurance has accused O’Kane and the Aspen board of pursuing an entrenchment strategy, which O’Kane contends is “absolutely not the case.” He adds, “The board is completely open to value creation, so if you want to open a conversation, by all means. But first you have to say something sensible.”

But he then says, “We stated on our last quarterly earnings call that we continue to expect to achieve an operating return on equity of 10% in 2014 and for this to increase in 2015 by around 100 basis points over 2014 with further improvement beyond that. If you take this statement, and the fact that our book value per share was at last count [end Q1] about $42.72, then to open a conversation against the backdrop of $47.50 or $49.50 would be folly. I think our investors would be saying, ‘Why are you giving the shop away?’”

He adds, “That’s not entrenched. That’s looking after value creation.” He says he believes Aspen is executing on a plan that will lead to that value creation.

That plan leads to growth, but is not dependent on growth at all costs.

A May report from analysts at Nomura discussed an “evolution” in the reinsurance business as the influx of alternative capital pressures the traditional business model, and the firm said it expects consolidation to be a part of that evolution “Many [reinsurers] may need to merge to survive,” the analysts wrote. “Eventually, companies that we may not yet think of as buy/sell candidates will take part. The pressures of a bad soft market cannot be understated, in our view.”

The report even mentioned Endurance and Aspen specifically, stating Endurance’s bid “makes perfect sense, by our view of the world. Endurance is small and, in our opinion, could end up on the selling side to survive unless it acts quickly to grow and diversify.”

O’Kane discusses the importance of diversifying risk and recognizes the importance of growth – “There probably aren’t many boards of companies who say our ambition is to get smaller,” he says – but he also believes, “You have to stick to your knitting.”

He explains, “We’re specialty insurance and reinsurance. If [a class of risk] is in our competency and skill set, we’ll take a look at it, and if we think we can make money from doing it, we’ll do it. And there’s a certain growth rate you can get with that disposition, but I think it would be a great mistake to say ‘we have to bulk up, we need to get more scale so let’s go and do something that’s completely foreign and unknown.’”

All that said, O’Kane would argue Aspen’s growth rate “is actually pretty good.” He pegs it at around 10% annually on the insurance side in recent years, “and that’s not bad.” Reinsurance is slower, but O’Kane says the sector itself is not growing much as prices are falling. “So if I told you we had a great growth rate in reinsurance, you’d have to wonder, what is it you’re doing to achieve that?”

The alternative capital impact

O’Kane does agree in part with the Nomura analysis in that he sees “profound change” in the reinsurance market. But he feels it is partly, rather than entirely, due to the presence of alternative capital.

“I think new capital – the demand from certain new classes of investor for non-correlated risk – that’s one thing driving it,” he says. “But on the other hand, within the reinsurance business itself, for every reinsurance company there has to be quite a lot of ins companies. As those companies get bigger, they consolidate, they become more sophisticated, the risk management improves; the capital modeling gets better.”

As a consequence, O’Kane says insurers are finding they understand risks better and do not need export them to reinsurers as much, reducing demand. “At the same time as more investors are saying, ‘We’d love a piece of that,’ many buyers are saying, ‘Actually we need to buy less,’” he explains.

Regarding the actual impact alternative capital is having on the reinsurance market, O’Kane says it currently “quite small, but the really interesting question is whether it has the potential to become huge.

He says the new capital is able to approach risks with a lower cost of capital, making pricing more competitive, but he notes, “On the other hand, the structures the new capital wants to accept are fairly ridged – they’re not especially consumer friendly.”

O’Kane adds, “I think what everyone is trying to do is figure out a way to provide better solutions to our clients, using new capital if appropriate and if the clients want it – some do; some don’t, by the way.”

Many reinsurers have been finding ways to stay involved for clients that do want to use the new capital, and Aspen counts itself among those players. “We launched Aspen Capital Markets about a year ago,” he says, hiring Brian Tobin as CEO of aspen cap mkts. Aspen has also created four sidecars, including Silverton Re, its first one. “What we’ve really been doing,” O’Kane says, “we’re finding investors with risk appetites similar to ours or slightly different from ours overall. We are expanding our book of business and they’re taking a share of that.”

The ultimate impact the new capital will have on the reinsurance market remains to be seen. There have been questions about whether investors will stick it out should a major loss occur, but there has also been much talk about investors expanding their appetite beyond property catastrophe – possibly into casualty risks or even primary insurance.

How far will alternative capital go?

On whether investors will stay in the market after a major loss event, O’Kane says it likely will, “but we should be careful about generalizing, because we’re calling it ‘new capital,’ but they’re not all the same.” He says some of the sophisticated pension funds that understand insurance, reinsurance and modeling understand catastrophe risks and they understand that a major loss could happen.

“There may be other people who are a bit ‘me too, I’ve seen all the smart guys doing this so I’d like to do a little as well,’ and they may not have thought it through,” he adds.

Regarding the expansion of this new capital into primary insurance, O’Kane says its a “somewhat diff business – its a highly regulated business. I think it’s going to be a long time before someone buying an auto policy is going to buy directly from a hedge fund.”

Casualty reinsurance is a tough play for this capital as well, says O’Kane, as an insurer’s liability is not a cut and dry as it is for property catastrophe. “I think you should never say never,” he says, noting that he first heard of new capital in the 1980s at a meeting where a speaker said it was going to create a very different world for reinsurers. “I think he was right,” O’Kane says, “but he was probably sort of 25 years early about being right. So I think I could be – if I’m alive in 25 years – looking very stupid if I say ‘no it’ll never go into casualty.’”

But in the most likely scenario, O’Kane sees alternative capital moving to other forms of short-tail risks, such as marine property, energy property or even aviation – risks where “if a loss happens, it gets paid in a short period of time.”

Even with the long-term presence of alternative capital, there will always be a role for traditional reinsurance, says O’Kane. He notes the investors play a large role in the Florida property catastrophe market, and in general is “skewed to the biggest buyers and sophisticated buyers.”

In other parts of the world, buyers stick to the product they know best, which is traditional loss-risk transfer reinsurance. Those buyers, says O’Kane, feel, “It’s worked well, we don’t have a problem with it and the price is quite competitive, so why would we want to consider the other thing?”

Traditional reinsurance will also have a place in new and emerging risks – as O’Kane puts it, “For the new, for the novel; for the less-well-modeled, I see [traditional reinsurance as having a secure future.”

And Aspen does not have all of its eggs, or even a majority of them anymore, in the reinsurance basket. O’Kane says the company’s origins are rooted heavily in property reinsurance, but today, its business mix is about 40% reinsurance and 60% specialty insurance, and forward projections likely call for further movement in that direction.

As noted earlier, the company believes in diversifying risk, but carefully. O’Kane discusses the “cost to diversifying” – spending on the proper infrastructure and people in order to understand a new risk. “For Aspen,” he says, “I expect some of the best loss ratios of all, but I’d never say we expect the best expense ratios of all because we’re spending money to manage quite complex, quite diverse risks around the world intelligently.

“We think it’s a good spend. But if you look at our combineds, they look pretty good, our loss ratios look excellent, and our expense ratios can look high relative to people with a different strategy.”